Exhibit 10.23
PetSmart, Inc.
2009 Performance Share Unit Program
Approved: February 16, 2009
Capitalized terms used herein but not defined shall have the meanings set forth in the PetSmart, Inc. 2006 Equity Incentive Plan or Performance Share Unit Grant Notice and Performance Share Unit Agreement, as applicable.
The number of Performance Share Units awarded to Participant under the 2009 Performance Share Unit Program (the “Program”) will be determined by the Company’s Compensation Committee or its designee (the “Committee”), subject to the conditions set forth below (the “Performance Conditions”).
The Performance Conditions for a target award of the Performance Share Units shall be satisfied upon the earlier of the Participant’s continuous employment through:
(i)	the date of a “Change of Control Transaction,” or

(ii)	attainment of “End-of-Year Net Cash” as determined by the Committee (the “Performance Criteria”) as calculated from the Company’s audited financial statements for the 2009 fiscal year performance period (the “Performance Period”) applicable to the PSU Grant. For purposes of the PSU Grant, “End-of-Year Net Cash” is defined as cash, restricted cash and cash equivalents, less outstanding debt on the Company’s revolving credit agreement, as adjusted for: (A) changes to the Company’s current dividend policy, (B) any common stock share repurchases, (C) changes in capital expenditures due to Board approved increases to the Company’s fiscal year 2009 budget or decreases from fewer new store openings, and (D) changes to the Company’s accounts payable policies relative to payment terms.
The number of Performance Share Units awarded due to attainment of the Performance Criteria will be determined in accordance with the following percentages of actual performance rounded up to the next whole number of Performance Share Units. For example, if End-of-Year Net Cash results are $316.5M, 75% of the Target Number of Performance Share Units will be awarded.

Percentage of Performance
Criteria Achieved	End-of-Year Net Cash
0%-50%	$291M
100%	$325M
150%	$353M

If actual performance is less of than $291M of End-of-Year Net Cash, then 50% of the Performance Share Units will be awarded.
Between 50% and 150% of Target Number of Performance Share Units will be awarded if actual performance is at least $291M, rounded up to the next whole number of Performance Share Units.
If actual performance is equal to or greater than $353M of End-of-Year Net Cash, then 150% of Target Number of Performance Share Units will be awarded.
Miscellaneous Provisions
Participation in the Program shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.